Exhibit 99.1

To our shareowners:

One thing we’ve learned from the COVID-19 crisis is how important Amazon has become to our customers. We want you to know we take this responsibility seriously, and we’re proud of the work our teams are doing to help customers through this difficult time.

Amazonians are working around the clock to get necessary supplies delivered directly to the doorsteps of people who need them. The demand we are seeing for essential products has been and remains high. But unlike a predictable holiday surge, this spike occurred with little warning, creating major challenges for our suppliers and delivery network. We quickly prioritized the stocking and delivery of essential household staples, medical supplies, and other critical products.

Our Whole Foods Market stores have remained open, providing fresh food and other vital goods for customers. We are taking steps to help those most vulnerable to the virus, setting aside the first hour of shopping at Whole Foods each day for seniors. We have temporarily closed Amazon Books, Amazon 4-star, and Amazon Pop Up stores because they don’t sell essential products, and we offered associates from those closed stores the opportunity to continue working in other parts of Amazon.

Crucially, while providing these essential services, we are focused on the safety of our employees and contractors around the world—we are deeply grateful for their heroic work and are committed to their health and well-being. Consulting closely with medical experts and health authorities, we’ve made over 150 significant process changes in our operations network and Whole Foods Market stores to help teams stay healthy, and we conduct daily audits of the measures we’ve put into place. We’ve distributed face masks and implemented temperature checks at sites around the world to help protect employees and support staff. We regularly sanitize door handles, stairway handrails, lockers, elevator buttons, and touch screens, and disinfectant wipes and hand sanitizer are standard across our network.

We’ve also introduced extensive social distancing measures to help protect our associates. We have eliminated stand-up meetings during shifts, moved information sharing to bulletin boards, staggered break times, and spread out chairs in breakrooms. While training new hires is challenging with new distancing requirements, we continue to ensure that every new employee gets six hours of safety training. We’ve shifted training protocols so we don’t have employees gathering in one spot, and we’ve adjusted our hiring processes to allow for social distancing.

A next step in protecting our employees might be regular testing of all Amazonians, including those showing no symptoms. Regular testing on a global scale, across all industries, would both help keep people safe and help get the economy back up and running. For this to work, we as a society would need vastly more testing capacity than is currently available. If every person could be tested regularly, it would make a huge difference in how we fight this virus. Those who test positive could be quarantined and cared for, and everyone who tests negative could re-enter the economy with confidence.

We’ve begun the work of building incremental testing capacity. A team of Amazonians—from research scientists and program managers to procurement specialists and software engineers—moved from their normal day jobs onto a dedicated team to work on this initiative. We have begun assembling the equipment we need to build our first lab and hope to start testing small numbers of our frontline employees soon. We are not sure how far we will get in the relevant timeframe, but we think it’s worth trying, and we stand ready to share anything we learn.

While we explore longer-term solutions, we are also committed to helping support employees now. We increased our minimum wage through the end of April by $2 per hour in the U.S., $2 per hour in Canada, £2 per hour in the UK, and €2 per hour in many European countries. And we are paying associates double our regular rate for any overtime worked—a minimum of $34 an hour—an increase from time and a half. These wage increases will cost more than $500 million, just through the end of April, and likely more than that over time. While we recognize this is expensive, we believe it’s the right thing to do under the circumstances. We also established the Amazon Relief Fund—with an initial $25 million in funding—to support our independent delivery service partners and their drivers, Amazon Flex participants, and temporary employees under financial distress.

In March, we opened 100,000 new positions across our fulfillment and delivery network. Earlier this week, after successfully filling those roles, we announced we were creating another 75,000 jobs to respond to customer demand. These new hires are helping customers who depend on us to meet their critical needs. We know that many people around the world have suffered financially as jobs are lost or furloughed. We are happy to have them on our teams until things return to normal and either their former employer can bring them back or new jobs become available. We’ve welcomed Joe Duffy, who joined after losing his job as a mechanic at Newark airport and learned about an opening from a friend who is an Amazon operations analyst. Dallas preschool teacher Darby Griffin joined after her school closed on March 9th and now helps manage new inventory. We’re happy to have Darby with us until she can return to the classroom.

Amazon is acting aggressively to protect our customers from bad actors looking to exploit the crisis. We’ve removed over half a million offers from our stores due to COVID-based price gouging, and we’ve suspended more than 6,000 selling accounts globally for violating our fair-pricing policies. Amazon turned over information about sellers we suspect engaged in price gouging of products related to COVID-19 to 42 state attorneys general offices. To accelerate our response to price-gouging incidents, we created a special communication channel for state attorneys general to quickly and easily escalate consumer complaints to us.

Amazon Web Services is also playing an important role in this crisis. The ability for organizations to access scalable, dependable, and highly secure computing power—whether for vital healthcare work, to help students continue learning, or to keep unprecedented numbers of employees online and productive from home—is critical in this situation. Hospital networks, pharmaceutical companies, and research labs are using AWS to care for patients, explore treatments, and mitigate the impacts of COVID-19 in many other ways. Academic institutions around the world are transitioning from in-person to virtual classrooms and are running on AWS to help ensure continuity of learning. And governments are leveraging AWS as a secure platform to build out new capabilities in their efforts to end this pandemic.

We are collaborating with the World Health Organization, supplying advanced cloud technologies and technical expertise to track the virus, understand the outbreak, and better contain its spread. WHO is leveraging our cloud to build large-scale data lakes, aggregate epidemiological country data, rapidly translate medical training videos into different languages, and help global healthcare workers better treat patients. We are separately making a public AWS COVID-19 data lake available as a centralized repository for up-to-date and curated information related to the spread and characteristics of the virus and its associated illness so experts can access and analyze the latest data in their battle against the disease.

We also launched the AWS Diagnostic Development Initiative, a program to support customers working to bring more accurate diagnostic solutions to market for COVID-19. Better diagnostics help accelerate treatment and containment of this pandemic. We committed $20 million to accelerate this work and help our customers harness the cloud to tackle this challenge. While the program was established in response to COVID-19, we also are looking toward the future, and we will fund diagnostic research projects that have the potential to blunt future infectious disease outbreaks.

Customers around the world have leveraged the cloud to scale up services and stand up responses to COVID-19. We joined the New York City COVID-19 Rapid Response Coalition to develop a conversational agent to enable at-risk and elderly New Yorkers to receive accurate, timely information about medical and other important needs. In response to a request from the Los Angeles Unified School District to transition 700,000 students to remote learning, AWS helped establish a call center to field IT questions, provide remote support, and enable staff to answer calls. We are providing cloud services to the CDC to help thousands of public health practitioners and clinicians gather data related to COVID-19 and inform response efforts. In the UK, AWS provides the cloud computing infrastructure for a project that analyzes hospital occupancy levels, emergency room capacity, and patient wait times to help the country’s National Health Service decide where best to allocate resources. In Canada, OTN—one of the world’s largest virtual care networks—is scaling its AWS-powered video service to accommodate a 4,000% spike in demand to support citizens as the pandemic continues. In Brazil, AWS will provide the São Paulo State Government with cloud computing infrastructure to guarantee online classes to 1 million students in public schools across the state.

Following CDC guidance, our Alexa health team built an experience that lets U.S. customers check their risk level for COVID-19 at home. Customers can ask, “Alexa, what do I do if I think I have COVID-19?” or “Alexa, what do I do if I think I have coronavirus?” Alexa then asks a series of questions about the person’s symptoms and possible exposure. Based on those responses, Alexa then provides CDC-sourced guidance. We created a similar service in Japan, based on guidance from the Japanese Ministry of Health, Labor, and Welfare.

We’re making it easy for customers to use Amazon.com or Alexa to donate directly to charities on the front lines of the COVID-19 crisis, including Feeding America, the American Red Cross, and Save the Children. Echo users have the option to say, “Alexa, make a donation to Feeding America COVID-19 Response Fund.” In Seattle, we’ve partnered with a catering business to distribute 73,000 meals to 2,700 elderly and medically vulnerable residents in Seattle and King County during the outbreak, and we donated 8,200 laptops to help Seattle Public Schools students gain access to a device while classes are conducted virtually.

Beyond COVID

Although these are incredibly difficult times, they are an important reminder that what we do as a company can make a big difference in people’s lives. Customers count on us to be there, and we are fortunate to be able to help. With our scale and ability to innovate quickly, Amazon can make a positive impact and be an organizing force for progress.

Last year, we co-founded The Climate Pledge with Christiana Figueres, the UN’s former climate change chief and founder of Global Optimism, and became the first signatory to the pledge. The pledge commits Amazon to meet the goals of the Paris Agreement 10 years early—and be net zero carbon by 2040. Amazon faces significant challenges in achieving this goal because we don’t just move information around—we have extensive physical infrastructure and deliver more than 10 billion items worldwide a year. And we believe if Amazon can get to net zero carbon ten years early, any company can—and we want to work together with all companies to make it a reality.

To that end, we are recruiting other companies to sign The Climate Pledge. Signatories agree to measure and report greenhouse gas emissions regularly, implement decarbonization strategies in line with the Paris Agreement, and achieve net zero annual carbon emissions by 2040. (We’ll be announcing new signatories soon.)

We plan to meet the pledge, in part, by purchasing 100,000 electric delivery vans from Rivian—a Michigan-based producer of electric vehicles. Amazon aims to have 10,000 of Rivian’s new electric vans on the road as early as 2022, and all 100,000 vehicles on the road by 2030. That’s good for the environment, but the promise is even greater. This type of investment sends a signal to the marketplace to start inventing and developing new technologies that large, global companies need to transition to a low-carbon economy.

We’ve also committed to reaching 80% renewable energy by 2024 and 100% renewable energy by 2030. (The team is actually pushing to get to 100% by 2025 and has a challenging but credible plan to pull that off.) Globally, Amazon has 86 solar and wind projects that have the capacity to generate over 2,300 MW and deliver more than 6.3 million MWh of energy annually—enough to power more than 580,000 U.S. homes.

We’ve made tremendous progress cutting packaging waste. More than a decade ago, we created the Frustration-Free Packaging program to encourage manufacturers to package their products in easy-to-open, 100% recyclable packaging that is ready to ship to customers without the need for an additional shipping box. Since 2008, this program has saved more than 810,000 tons of packaging material and eliminated the use of 1.4 billion shipping boxes.

We are making these significant investments to drive our carbon footprint to zero despite the fact that shopping online is already inherently more carbon efficient than going to the store. Amazon’s sustainability scientists have spent more than three years developing the models, tools, and metrics to measure our carbon footprint. Their detailed analysis has found that shopping online consistently generates less carbon than driving to a store, since a single delivery van trip can take approximately 100 roundtrip car journeys off the road on average. Our scientists developed a model to compare the carbon intensity of ordering Whole Foods Market groceries online versus driving to your nearest Whole Foods Market store. The study found that, averaged across all basket sizes, online grocery deliveries generate 43% lower carbon emissions per item compared to shopping in stores. Smaller basket sizes generate even greater carbon savings.

AWS is also inherently more efficient than the traditional in-house data center. That’s primarily due to two things—higher utilization, and the fact that our servers and facilities are more efficient than what most companies can achieve running their own data centers. Typical single-company data centers operate at roughly 18% server utilization. They need that excess capacity to handle large usage spikes. AWS benefits from multi-tenant usage patterns and operates at far higher server utilization rates. In addition, AWS has been successful in increasing the energy efficiency of its facilities and equipment, for instance by using more efficient evaporative cooling in certain data centers instead of traditional air conditioning. A study by 451 Research found that AWS’s infrastructure is 3.6 times more energy efficient than the median U.S. enterprise data center surveyed. Along with our use of renewable energy, these factors enable AWS to do the same tasks as traditional data centers with an 88% lower carbon footprint. And don’t think we’re not going to get those last 12 points—we’ll make AWS 100% carbon free through more investments in renewable energy projects.

Leveraging scale for good

Over the last decade, no company has created more jobs than Amazon. Amazon directly employs 840,000 workers worldwide, including over 590,000 in the U.S., 115,000 in Europe, and 95,000 in Asia. In total, Amazon directly and indirectly supports 2 million jobs in the U.S., including 680,000-plus jobs created by Amazon’s investments in areas like construction, logistics, and professional services, plus another 830,000 jobs created by small and medium-sized businesses selling on Amazon. Globally, we support nearly 4 million jobs. We are especially proud of the fact that many of these are entry-level jobs that give people their first opportunity to participate in the workforce.

And Amazon’s jobs come with an industry-leading $15 minimum wage and comprehensive benefits. More than 40 million Americans—many making the federal minimum wage of $7.25 an hour—earn less than the lowest-paid Amazon associate. When we raised our starting minimum wage to $15 an hour in 2018, it had an immediate and meaningful impact on the hundreds of thousands of people working in our fulfillment centers. We want other big employers to join us by raising their own minimum pay rates, and we continue to lobby for a $15 federal minimum wage.

We want to improve workers’ lives beyond pay. Amazon provides every full-time employee with health insurance, a 401(k) plan, 20 weeks paid maternity leave, and other benefits. These are the same benefits that Amazon’s most senior executives receive. And with our rapidly changing economy, we see more clearly than ever the need for workers to evolve their skills continually to keep up with technology. That’s why we’re spending $700 million to provide more than 100,000 Amazonians access to training programs, at their places of work, in high-demand fields such as healthcare, cloud computing, and machine learning. Since 2012, we have offered Career Choice, a pre-paid tuition program for fulfillment center associates looking to move into high-demand occupations. Amazon pays up to 95% of tuition and fees toward a certificate or diploma in qualified fields of study, leading to enhanced employment opportunities in high-demand jobs. Since its launch, more than 25,000 Amazonians have received training for in-demand occupations.

To ensure that future generations have the skills they need to thrive in a technology-driven economy, we started a program last year called Amazon Future Engineer, which is designed to educate and train low-income and disadvantaged young people to pursue careers in computer science. We have an ambitious goal: to help hundreds of thousands of students each year learn computer science and coding. Amazon Future Engineer currently funds Introduction to Computer Science and AP Computer Science classes for more than 2,000 schools in underserved communities across the country. Each year, Amazon Future Engineer also gives 100 four-year, $40,000 college scholarships to computer science students from low-income backgrounds. Those scholarship recipients also receive guaranteed, paid internships at Amazon after their first year of college. Our program in the UK funds 120 engineering apprenticeships and helps students from disadvantaged backgrounds pursue technology careers.

For now, my own time and thinking continues to be focused on COVID-19 and how Amazon can help while we’re in the middle of it. I am extremely grateful to my fellow Amazonians for all the grit and ingenuity they are showing as we move through this. You can count on all of us to look beyond the immediate crisis for insights and lessons and how to apply them going forward.

Reflect on this from Theodor Seuss Geisel:

“When something bad happens you have three choices. You can either let it define you, let it destroy you, or you can let it strengthen you.”

I am very optimistic about which of these civilization is going to choose.

Even in these circumstances, it remains Day 1. As always, I attach a copy of our original 1997 letter.

Sincerely,

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.

1997 LETTER TO SHAREHOLDERS

(Reprinted from the 1997 Annual Report)

To our shareholders:

Amazon.com passed many milestones in 1997: by year-end, we had served more than 1.5 million customers, yielding 838% revenue growth to $147.8 million, and extended our market leadership despite aggressive competitive entry.

But this is Day 1 for the Internet and, if we execute well, for Amazon.com. Today, online commerce saves customers money and precious time. Tomorrow, through personalization, online commerce will accelerate the very process of discovery. Amazon.com uses the Internet to create real value for its customers and, by doing so, hopes to create an enduring franchise, even in established and large markets.

We have a window of opportunity as larger players marshal the resources to pursue the online opportunity and as customers, new to purchasing online, are receptive to forming new relationships. The competitive landscape has continued to evolve at a fast pace. Many large players have moved online with credible offerings and have devoted substantial energy and resources to building awareness, traffic, and sales. Our goal is to move quickly to solidify and extend our current position while we begin to pursue the online commerce opportunities in other areas. We see substantial opportunity in the large markets we are targeting. This strategy is not without risk: it requires serious investment and crisp execution against established franchise leaders.

It’s All About the Long Term

We believe that a fundamental measure of our success will be the shareholder value we create over the long term. This value will be a direct result of our ability to extend and solidify our current market leadership position. The stronger our market leadership, the more powerful our economic model. Market leadership can translate directly to higher revenue, higher profitability, greater capital velocity, and correspondingly stronger returns on invested capital.

Our decisions have consistently reflected this focus. We first measure ourselves in terms of the metrics most indicative of our market leadership: customer and revenue growth, the degree to which our customers continue to purchase from us on a repeat basis, and the strength of our brand. We have invested and will continue to invest aggressively to expand and leverage our customer base, brand, and infrastructure as we move to establish an enduring franchise.

Because of our emphasis on the long term, we may make decisions and weigh tradeoffs differently than some companies. Accordingly, we want to share with you our fundamental management and decision-making approach so that you, our shareholders, may confirm that it is consistent with your investment philosophy:

•	We will continue to focus relentlessly on our customers.

•	We will continue to make investment decisions in light of long-term market leadership considerations rather than short-term profitability considerations or short-term Wall Street reactions.

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We will continue to measure our programs and the effectiveness of our investments analytically, to jettison those that do not provide acceptable returns, and to step up our investment in those that work best. We will continue to learn from both our successes and our failures.

•

We will make bold rather than timid investment decisions where we see a sufficient probability of gaining market leadership advantages. Some of these investments will pay off, others will not, and we will have learned another valuable lesson in either case.

•	When forced to choose between optimizing the appearance of our GAAP accounting and maximizing the present value of future cash flows, we’ll take the cash flows.

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We will share our strategic thought processes with you when we make bold choices (to the extent competitive pressures allow), so that you may evaluate for yourselves whether we are making rational long-term leadership investments.

•	We will work hard to spend wisely and maintain our lean culture. We understand the importance of continually reinforcing a cost-conscious culture, particularly in a business incurring net losses.

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We will balance our focus on growth with emphasis on long-term profitability and capital management. At this stage, we choose to prioritize growth because we believe that scale is central to achieving the potential of our business model.

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We will continue to focus on hiring and retaining versatile and talented employees, and continue to weight their compensation to stock options rather than cash. We know our success will be largely affected by our ability to attract and retain a motivated employee base, each of whom must think like, and therefore must actually be, an owner.

We aren’t so bold as to claim that the above is the “right” investment philosophy, but it’s ours, and we would be remiss if we weren’t clear in the approach we have taken and will continue to take.

With this foundation, we would like to turn to a review of our business focus, our progress in 1997, and our outlook for the future.

Obsess Over Customers

From the beginning, our focus has been on offering our customers compelling value. We realized that the Web was, and still is, the World Wide Wait. Therefore, we set out to offer customers something they simply could not get any other way, and began serving them with books. We brought them much more selection than was possible in a physical store (our store would now occupy 6 football fields), and presented it in a useful, easy- to-search, and easy-to-browse format in a store open 365 days a year, 24 hours a day. We maintained a dogged focus on improving the shopping experience, and in 1997 substantially enhanced our store. We now offer customers gift certificates, 1-ClickSM shopping, and vastly more reviews, content, browsing options, and recommendation features. We dramatically lowered prices, further increasing customer value. Word of mouth remains the most powerful customer acquisition tool we have, and we are grateful for the trust our customers have placed in us. Repeat purchases and word of mouth have combined to make Amazon.com the market leader in online bookselling.

By many measures, Amazon.com came a long way in 1997:

•	Sales grew from $15.7 million in 1996 to $147.8 million – an 838% increase.

•	Cumulative customer accounts grew from 180,000 to 1,510,000 – a 738% increase.

•	The percentage of orders from repeat customers grew from over 46% in the fourth quarter of 1996 to over 58% in the same period in 1997.

•	In terms of audience reach, per Media Metrix, our Web site went from a rank of 90th to within the top 20.

•	We established long-term relationships with many important strategic partners, including America Online, Yahoo!, Excite, Netscape, GeoCities, AltaVista, @Home, and Prodigy.

Infrastructure

During 1997, we worked hard to expand our business infrastructure to support these greatly increased traffic, sales, and service levels:

•	Amazon.com’s employee base grew from 158 to 614, and we significantly strengthened our management team.

•	Distribution center capacity grew from 50,000 to 285,000 square feet, including a 70% expansion of our Seattle facilities and the launch of our second distribution center in Delaware in November.

•	Inventories rose to over 200,000 titles at year-end, enabling us to improve availability for our customers.

•	Our cash and investment balances at year-end were $125 million, thanks to our initial public offering in May 1997 and our $75 million loan, affording us substantial strategic flexibility.

Our Employees

The past year’s success is the product of a talented, smart, hard-working group, and I take great pride in being a part of this team. Setting the bar high in our approach to hiring has been, and will continue to be, the single most important element of Amazon.com’s success.

It’s not easy to work here (when I interview people I tell them, “You can work long, hard, or smart, but at Amazon.com you can’t choose two out of three”), but we are working to build something important, something that matters to our customers, something that we can all tell our grandchildren about. Such things aren’t meant to be easy. We are incredibly fortunate to have this group of dedicated employees whose sacrifices and passion build Amazon.com.

Goals for 1998

We are still in the early stages of learning how to bring new value to our customers through Internet commerce and merchandising. Our goal remains to continue to solidify and extend our brand and customer base. This requires sustained investment in systems and infrastructure to support outstanding customer convenience, selection, and service while we grow. We are planning to add music to our product offering, and over time we believe that other products may be prudent investments. We also believe there are significant opportunities to better serve our customers overseas, such as reducing delivery times and better tailoring the customer experience. To be certain, a big part of the challenge for us will lie not in finding new ways to expand our business, but in prioritizing our investments.

We now know vastly more about online commerce than when Amazon.com was founded, but we still have so much to learn. Though we are optimistic, we must remain vigilant and maintain a sense of urgency. The challenges and hurdles we will face to make our long-term vision for Amazon.com a reality are several: aggressive, capable, well-funded competition; considerable growth challenges and execution risk; the risks of product and geographic expansion; and the need for large continuing investments to meet an expanding market opportunity. However, as we’ve long said, online bookselling, and online commerce in general, should prove to be a very large market, and it’s likely that a number of companies will see significant benefit. We feel good about what we’ve done, and even more excited about what we want to do.

1997 was indeed an incredible year. We at Amazon.com are grateful to our customers for their business and trust, to each other for our hard work, and to our shareholders for their support and encouragement.

Jeffrey P. Bezos
Founder and Chief Executive Officer
Amazon.com, Inc.